Exhibit 8.1

Akin Gump Strauss Hauer & Feld LLP One Bryant Park Bank of America Tower New York, NY 10036	T+1 212.872.1000 F+1 212.872.1002 akingump.com

January 19, 2024

Eagle Bulk Shipping Inc.

300 First Stamford Place

Stamford, CT 06902

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Eagle Bulk Shipping, Inc., a Republic of the Marshall Islands corporation (the “Company”), in connection with the proposed merger of Star Infinity Corp. (“Merger Sub”), a newly formed Republic of the Marshall Islands corporation and a direct, wholly owned subsidiary of Star Bulk Carriers Corp., a Republic of the Marshall Islands corporation (“Parent”), with and into the Company, with the Company surviving (the “Merger”), pursuant to the Agreement and Plan of Merger, by and among the Company, Parent, and Merger Sub, dated as of December 11, 2023 (the “Agreement”). At your request, and in connection with the filing with the Securities and Exchange Commission of the Form F-4 by Parent on the date of this letter (including the proxy statement/prospectus contained therein, the “Registration Statement”), we are rendering our opinion concerning the qualification of the Merger as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In providing our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, (iii) the officer’s certificates from the Company and Parent, each dated as of January 19, 2024, delivered to us for purposes of our opinion and (iv) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”). For purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us as certified, conformed, photostatic or electronic copies and the authenticity of the originals of such latter documents. We have assumed that such Documents are duly authorized, valid, and enforceable. In making our examination of the Documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such Documents and the validity and binding effect thereof on such parties. In addition, in rendering our opinion we have assumed that: (i) the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Merger and the parties thereto set forth in the Agreement and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) all such statements qualified by knowledge, belief or materiality or comparable

Eagle Bulk Shipping Inc.

January 19, 2024

qualification are and will be true, complete and correct as if made without such qualification, (iv) all applicable reporting requirements have been or will be satisfied and (v) neither the Company nor Parent is an “investment company” within the meaning of Section 368(a)(2)(F) of the Code. If any of the above described assumptions is untrue for any reason, or if the Merger is consummated in a manner that is different from the manner described in the Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Based solely upon and subject to the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and described in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above. We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP